Exhibit 10.41
AMENDMENT NO. 1
TO CONSULTANCY AGREEMENT

This Amendment No. 1 (“Amendment” or “annex”) is executed and made part of the Consultancy Agreement between ROCA N.V. (“ROCA”) and Alight Solutions LLC (“Alight”) (collectively referred to as the “Parties”) with an effective date of July 12, 2024 (the “Agreement”).
WHEREAS, the Parties desire to amend certain terms and conditions in the Agreement while maintaining the other provisions as written;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, the Parties agree as follows:
The following changes are made as a result of this Amendment:
1. In Section 3. “Term.”: Delete the first paragraph of this section and replace it with the following language.
“This Agreement is entered into for a defined term, starting from the day of the sale of NorthgateArinso Belgium BV to Axiom, 12 July 2024 and ending on 30 April 2025 (the “Term”), unless Parties would mutually agree to defer the termination date of this Agreement by entering into an annex hereto (hereafter “the Term”).”
This Amendment is made effective as of December 31, 2024.
Except as hereinabove amended, all other terms and conditions of the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed by the signatures of their respective authorized representatives.

Alight Solutions LLC (“the Company”)                ROCA N.V. (“Consultant”)

Name: /s/ Dave Guilmette                Name: /s/ Michael Rogers
Title: Chief Executive Officer                Title: Consultant
Date: February 10, 2025                    Date: February 10, 2025